Exhibit 99.1

Xerium Technologies
Q2 2012 Earnings Call
August 7, 2012 9:00 AM ET

Operator

Ladies and gentlemen, welcome to the Xerium Technologies second quarter 2012 financial results conference call on August 7, 2012. I would now like to hand the conference over to Kevin McDougall, Executive Vice President and General Counsel.

Kevin McDougall

Thank you and welcome to Xerium Technologies second quarter 2012 financial results conference call. Joining me this morning are Stephen Light, CEO, Chairman and President of Xerium Technologies, and Cliff Pietrafitta, Executive Vice President and Chief Financial Officer.

Stephen will start the discussion this morning with an update on our progress and then we'll provide further financial details with respect to the quarter. Subsequently, we will open the lines for questions.

Xerium Technologies financial results for the quarter were announced in a press release after market close on Monday, August 6, 2012. Notification of this call was broadly disclosed and this conference call is being webcast using the link on the Investor Relations home page on our website at www.xerium.com.

We have also posted a slide presentation on our website, which we will refer to during this conference call. I'd also note that we'll make comments today about future expectations, plans, and prospects for the company such as our general expectations for 2012. These statements constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities [Litigation] Reform Act of 1995. Our actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those described in Monday's press release, in our slide presentation, and in our SEC filings. The forward-looking statements represent our view as of today, August 7, 2012, and we specifically disclaim any obligation to update these forward-looking statements.

Lastly on this call, we plan to discuss supplementary non-GAAP financial measures such as adjusted EBITDA that are key metrics for our credit facility covenants and that we use internally to assess liquidity and financial performance and, therefore, believe will assist you in better understanding our company. Reconciliations of these measures through comparable GAAP numbers are available on our press release and in our materials which are each posted in the Investor Relations section of our website at www.xerium.com. With that, I'd like to turn the call over the Stephen.

Stephen Light

Thanks, Kevin. Good morning, ladies and gentlemen. Thank you for joining us this morning to review Xerium's second quarter performance. Much has occurred during the second quarter that advances our business and we'll discuss some of that this morning.

When we last spoke in May, we were optimistic about the initial signs of Europe's recovery we were seeing. However, the European crisis continues to linger and the Euro remains depressed, so our business in Europe in Q2 was slower than we anticipated.

Meanwhile, the other markets we serve are stable or growing. In fact, this quarter's results paint two distinctly different pictures - Europe and the rest of the world - in stark contrast, with the rest of the world performing at improving levels while Europe being the one drag we have.

But even with the European crisis continuing, we substantially improved our consolidated gross margins by nearly three full percentage points from the first quarter as a result of our cost reduction activities and favorable product mix, which partially offset Europe's below expectation volume.

We also significantly improved our adjusted EBITDA from Q1. In the quarter, we increased consolidated adjusted EBITDA by 35% over Q1's results and 21% without unusual adjustments on just a 1.5% consolidated revenue increase.

When we look at these results without Europe, Xerium posted a 5% volume increase and a very strong 78.4% adjusted EBITDA improvement over the prior quarter without consideration of currency changes.

I want to reiterate that this substantial improvement is a result of our relentless focus on continuously reducing operating expenses, improving our product mix, particularly in the roll segment, and to maximizing returns from the new products we're developing and selling.

Digging in a little deeper, Q2 2012 bookings, as shown on Chart 3 posted on our website, declined 4.9% from Q1 2012. Bookings declined 10.6% from Q2 2011 but just 3% at constant currency rates.

The rolls segments bookings shown on Chart 5 performed better than the PMC segment shown on Chart 4 with only a one-half of 1% quarter-over-prior quarter reduction, while clothing declined 7.5% from the prior quarter without adjusting for currency and just 2.2% at constant currency exchange rates. These bookings decline occurred primarily in Europe.

Regionally, we saw very strong Asian order intake of 17.4%, with rolls up 34.5% and clothing up 11.6% when compared the prior sequential quarter. Our customers in Europe remain justifiably concerned about their end markets and they're doing all they can to hold down their PMC ordering and inventories and they're stretching the life of their roll covers, so they're ordering is significantly constrained in both segments.

While we remain optimistic that the pressure on European governments to spur growth will eventually drive the European governments to a positive set of actions, we've adjusted our expectations of that market's recovery lower than we had at the end of Q1.

The amount of potential structural change in Europe after the crisis passes is, of course, yet to be determined but we'd expect at least some paper production capacity to come out of the region permanently.

However, given what we're seeing in our various forward-looking indicators, coupled with our customer interviews, we have reason to believe that paper production tonnage, according to the most recent CEPI data, has bottomed out and is actually beginning to increase from its November 2011 low point.

So to summarize our served markets: two of the four geographic regions are growing, one is holding stable, approximately stable and looks to stay that way into year-end. The direction of the fourth region, Europe, remains unclear but we remain optimistic that our customers will have to begin ordering clothing and roll covers as soon as they deplete their PMC stocks and wear out their rolls.

Further, we believe that the increased performance and lower cost per ton of paper production delivered by our new products is proving to be helpful to our customers in their time of crisis and will lead our resurgence along with theirs in Europe.

Comparing our two segments for the entire company, our rolls business performed very well in the quarter, spurred by strong performances in Asia and North America and favorable product mix. In contrast to the first quarter of 2012, in Q2 we delivered very few roll covers on new roll cores, which are primarily a pass-through product for us and, as a consequence, dilute gross margins.

The consolidated PMC segment showed good EBITDA improvement notwithstanding revenues which were flat to the prior quarter. Contributing to this performance are more customers shifting toward our higher-performing and higher-margin new products and further improvements in operating performance in our plants, which has seen headcount adjusted to the new lower plant operating levels.

I am personally very pleased that new product sales totaled 56.8% in Q2, a new Xerium record and nearly three times that same measurement in 2008. In the rolls segment, new product sales totaled $25.7 million or 53.2% total rolls revenue in the quarter. New PMC products accounted for $51.8 million or 58.8% of total PMC sales in the quarter.

These are the highest percentages we've delivered since we began tracking this metric and give us confidence that we will indeed achieve our 60% goal this year. And consistent with our long-range product strategy, our new product portfolio pipeline remains full. So in 2012 and beyond, we will see continuous new product introductions driving additional market share gains, improved pricing, and higher gross margins.

Of particular note in the new product arena is a new PMC product we call FormSoft, which is specifically targeted at the steadily expanding tissue market for personal care products. FormSoft is available with our proprietary EnerStar low-friction yarns for superior surface finish and long life.

We also continued to deploy more and more SMARTRolls with 266 now having been ordered since the product was launched and 231 delivered as of the end of Q2. Many of our new SMARTRolls sales are to customers who already have at least one and are adding to their fleets.

I think these repeat sales are the best proof of the product's positive impact on their operations. As of today, no commercially available, production proven, credible alternative exists that provides the accurate, timely, and useful information SMARTRoll does. We look forward to continuing to expand the fleet of SMARTRolls and to further the product lines expansions with SMARTRoll 5.0 due for introduction this month.

With 5.0, paper makers will have a three-dimensional model of real-time press section performance and for the first time, we will have a means to bundle customer designed, press felt sales and SMARTRolls using real-time actual customer machine data. In this manner, we can optimize a paper machine as never before. I believe that SMARTRoll 5.0 is as much of a breakthrough for paper machine performance as was the first SMARTRoll 1.0 introduced just three years ago.

But a lot more than just new products have been happening in our plants in Q2. Operational improvements contributing to the favorable second quarter results included our material yield program, where the second quarter scored the best combined product yield we've experienced since we began tracking the score in 2008.

Of course, our yield is boosted by the increasing amount of standardized new products we're selling, our new statistically modeled approach to loom production planning, and the CapEx investment we've made in weaving machines with enhanced width flexibility.

You may recall from our year-end call that improvements in PMC sales saved us over $5 million in 2011 when yarn pricing jumped. Yarn is our second largest expense, and our focus on yield improvement is relentless.

Operational improvements also contributed to our positive trade working capital performance, where inventories decreased another 3% on a currency adjusted basis, and nearly 6.3% unadjusted for currency. Trade working capital declined to 25.1% of sales versus Q1's 27% of sales. In Q2, we reached just $39.1 million of trapped cash, the lowest level since May, 2009.

Trapped cash is our term for the cash on the balance sheet above which we'd had if we had 50 receivable days, 75 payable days excluding payrolls, and six inventory turns. What makes this improvement all the more impressive is that when we developed this metric in 2008, only 15.6% of our revenue was coming from Asia, which in general has much longer receivable days and higher inventories than other regions.

In Q2, 20.1% of our revenue came from Asia, almost 30% more than we had in 2008. Part of this improvement also relates to our focus on Xerium's book to bill cycle and our successful efforts to shorten the work cycle in our plants and in our administrative functions.

Another part of this improvement is the result of our transition to consigned raw materials from some of our major yarn suppliers. Work in process inventories have also tumbled, as we have focused on shortened lead times and manufacturing PMC products only to customer orders.

Raw material prices have held steady or declined recently as the key driver of yarn prices, crude oil, has remained relatively steady. While we're pleased with our progress in reducing yarn costs thus far, our focus has been mostly on using less yarn per square meter of fabric delivered.

Now with an expanded procurement operation which we staffed in Q2, we are after other areas including yarn recycling where scrap yarn is re-melted and returned to us at a much lower price, short bobbins for short model runs, and alternative low-cost sourcing from global suppliers who are not presently on our supplier list.

As you can see, we definitely made some sustainable progress in operations during Q2.

Now I'm going to shift gears and comment on our many public announcements concerning our strategic plant realignment, which we call Vision 2015. And following those remarks, Cliff will provide added color to the quarter's financial results.

At the end of our first quarter call, I said that we had reached a point where we were unable to monetize many of our operational improvements because of our fixed overhead structure; more specifically, our plethora of plants, multiple information systems, and geographically dispersed support organizations doing the same work for each geographic region.

Our sizable increases in productivity stemming from improved factory management using new, continuous manufacturing processes, the operational benefits of new product standardization, which includes a nearly 20% increase in the weaving capacity owing to the reduction in time-consuming loom setups, and our productivity-oriented CapEx improvements created excess capacity for our regional markets, even when considering potential surge rates and return to pre-recession demand levels.

So on July 2nd, we made a series of public announcements related to Xerium's Vision 2015, our $48 million plant and operational restructuring program that we've begun to execute and which will be completed over the next three and a half years.

In brief, we announced that we would use approximately $35 million of internally-generated cash net of asset sales to fund multiple restructuring projects and we'll use approximately $10 million of our CapEx spending plan to reconfigure our global manufacturing and operational footprint to match our required capacity to the continuously evolving paper industry. Within the total cost of $48 million, we project approximately $6 million of non-cash impairments.

In order to ensure we remain in full compliance with our credit facility covenants throughout this restructuring program, and in recognition of the economic turmoil presently occurring in our European theater of operations, we chose this time to obtain an amendment to our term and revolver credit facilities, which we smoothly executed in late June.

The benefits of this amendment are: it increases the amount of restructuring expense we can add back to adjusted EBITDA by up to $15 million annually through 2015 consistent with our spending plan's provision 2015. The amendment modifies the total debt calculation used in determining leverage covenant compliance by recognizing cash on our global balance sheet in excess of $25 million, up to a maximum amount of $25 million.

The amendment increases the leverage covenant limit for six quarters, after which it returns to the previous covenant levels and the pre-plan decreasing slope in Q1 2014. We appreciate the support of our lenders in this amendment, which will enable management to stay focused on implementing Vision 2015 to improve the health of the company, the value of their credit, and the value of the shareholders' equity.

Our first steps implementing Vision 2015 occurred on July 2nd when we notified employees at our French roll plant and our Argentina press roll plant that we were opening labor force negotiations with their representatives according to local labor laws.

These actions affected approximately 80 employees. We expect to reach a negotiated settlement with these two groups shortly. Once that has happened, the French plant will close and the press felts and fiber cement felts presently produced in Argentina will be transferred to our plants in Brazil. Meanwhile, both plants remain productive, customers are continuing to place orders, and the affected employees are working their normal shifts.

Owing the country-specific laws and the detailed planning process involved in Vision 2015, we're not going to be much more specific regarding other contemplated actions. But to give you just a sense of how comprehensive the operational changes we're evaluating under Vision 2015 are, the actions we currently envision will affect 17 of our 31 manufacturing locations as workload is realigned.

Some of our plants will have work transferred into them as we recognize centers of excellence. And some will have work transferred out to open capacity for market expansion. We anticipate adding one new roll manufacturing facility in developing markets while additional plants may close.

Of course, within Vision 2015, we are very focused on prioritizing our actions that will help improve our European profitability as promptly as practical. Vision 2015 is company-transforming. It consists of tasks we're good at executing. We have the resources and the willpower we need to make Vision 2015 successful.

When fully implemented, we anticipate we'll have reduced our total head count by approximately another 10% from July 2nd levels, added 200 to 300 basis points to gross margin, and driven our adjusted EBITDA back or above 20% of revenue.

Now I'll turn the call over to Cliff for his insights into our financial performance.

Cliff Pietrafitta

Thank you, Stephen. In order to get started, please refer to the sales chart on Page 9 of the slides. Sales for the second quarter of 2012 increased 1.5% compared to the first quarter of 2012. On a constant currency basis, sales increased by 3.6% with clothing segment sales increasing by 1.9% and roll segment sales improving 6.8%.

Compared to the second quarter of 2011, sales for the second quarter of 2012 declined 9.3% to $136.4 million from $150.4 million. Currency exchange rate differences accounted for 5.1 percentage points of the decline while sales volume decreased the remaining 4.2%. This decrease is comprised of a 6.5% decline in our clothing business, which was partially offset by a slight increase in roll cover sales.

From a regional perspective, continued weakness in Europe accounted for more than the entire decline as sales in the rest of the world improved by 1.6% compared to the prior year second quarter, primarily as a result of continued strength in Asia.

On a year-to-date basis, sales decreased 7.8% from the first six months of 2011 with 3.5 percentage points of the decline attributable to currency exchange rate differences and 4.3 percentage points of the decline driven by operations. On the same constant currency basis, clothing sales declined 5.2% while rolls decreased 2.5% for the year-to-date period.

Once again, a regional look at the sales results indicates the weakness in Europe accounted for more than the entire reduction in sales in the first half of 2012. Sales in the rest of the world improved by 1.8% during the first half of 2012, primarily due to strong Asian sales.

Gross margins improved to 37.4% of sales from 34.6% in the first quarter of 2012. The increase of 2.8 percentage points was due to improved product mix partially as a result of an unusually high level of low margin steel core sales in the first quarter of 2012 and improved labor efficiencies, offset by unfavorable currency exchange rate differences and unfavorable factory absorption driven by progress in reducing inventory levels.

Compared to the second quarter of 2011, gross margins declined to 37.4% of sales from 38.5%. This decline as a percentage of sales was due primarily to the reduction of inventory reserves in the prior year.

Net of this unusual item, gross margins were relatively flat compared to the second quarter of 2011, as unfavorable factory overhead absorption and unfavorable regional mix, i.e. less European sales, were offset by favorable currency differences and improved labor and material efficiencies.

On a year-to-date basis, gross margins decreased to 36% from 38.1% of sales in the first half of 2011. The reduction in gross margin for the first half of 2012 was largely due to unfavorable factory absorption due primarily to weak market demand in Europe, unfavorable regional sales mix, increased inventory obsolescence expense due to the prior year reversal reserves, and higher material costs.

These unfavorable items were partially offset by improved labor efficiencies, reduced freight cost, and favorable currency exchange rate differences.

Moving on to the chart on Page 10, selling, general, and administrative expenses and research and development costs decreased 9.1% to $36 million from $39.6 million for the quarter ended June 30, 2012, compared to the quarter ended June 30, 2011.

The decline in SG&A expenses was primarily due to the impact of favorable currency exchange rates, reduction of accruals related to management incentive plans, and the favorable resolution of a contingent liability.

These favorable variances were partially offset by the prior year reversal of an accrual for VAT taxes in Brazil and incremental CEO transition costs in the quarter ended June 30, 2012.

Selling, general and administrative expenses and research and development expenses for the first half of 2012 decreased by 4.3% to $76.2 million from $79.6 million in the first half of 2011. The reduction was primarily due to favorable currency exchange rate differences, the reversal of incentive compensation, the favorable resolution of a contingent liability, and gains on miscellaneous land sales, partially offset by

CEO transition costs and the prior year reversal of an accrual for VAT taxes in Brazil.

During the second quarter of 2012, restructuring expenses increased to $1.1 million from $0.5 million in the second quarter of 2011. Significant costs in the quarter related to the transfer of certain equipment from a downsized location and the termination of a sales agency arrangement in Europe. Restructuring expenses related to restructuring projects in Argentina and France announced on July 2, 2012 will begin to be reflected in the third quarter results.

Interest expense declined 9% to $9.1 million in the second quarter of 2012 from $10 million in the second quarter of 2011. This decline reflects lower average debt balances and interest rates compared to the second quarter of 2011. In addition, the company incurred a $2.9 million write-off of deferred financing costs in the prior year second quarter in connection with the debt refinancing we completed in May, 2011.

Income tax expense as an expense of pretax income was 51.4% in the second quarter of 2012 and 65.1% in the second quarter of 2011. The improvement in the effective tax rate was primarily attributable to the geographic mix of earnings in the second quarter of 2012 compared to the second quarter of 2011.

Second quarter net income and diluted earnings per share improved to $2.2 million or $0.15 per share in the second quarter of 2012 from a loss of $7.5 million or $0.50 per share in the first quarter of 2012, and from income of $1.6 million or $0.11 per share in the second quarter of 2011.

On a year-to-date basis, net income declined to a loss of $5.3 million or $0.35 per share from income of $2.3 million or $0.15 per share for the comparable six month periods ended June 30, 2012 and 2011.

Page 11 of our slide deck displays our adjusted EBITDA result for the second quarter of 2012. Adjusted EBITDA is a non-GAAP measure by which we manage compliance with our existing financing agreements and provides a measure of the operating performance of the business.

Adjusted EBITDA in the second quarter of 2012 increased by 35.1% to $25.4 million from $18.8 million in the first quarter of 2012. Compared to the prior year, adjusted EBITDA deceased 15.9% and 21.5% for the quarter and six months ended June 30, 2012 respectively.

The data on Page 12 shows an improvement in trade working capital from [the first quarter of 2012] of 5.6% from $145 million to $136.8 million. As Stephen mentioned, this stable result is due to progress in reducing inventories and accounts receivable, as well as the favorable impact of a stronger US dollar.

Capital expenditures for the year-to-date period ended June 30, 2012 totaled $7.3 million compared to $12.1 million for the same period in 2011. We continue to review our capital spending priorities in light of our overall cash flow and will react quickly to manage this important area if the global economy continues to slow.

Net cash from operating activities for the six months ended June 30, 2012 totaled $13.8 million compared to $6.8 million generated for the six months ended June 30, 2011. At June 30, 2012, we held $33.6 million of cash on our balance sheet and maintained $22.6 million of borrowing availability under our revolving credit and other facilities.

Total debt at June 30, 2012 declined $17.3 million to $451.8 million from $469.1 million at December 31, 2011 as a result of $14.9 million of debt repayments and currency exchange rate differences.

Stephen Light

Thanks, Cliff. I have just a few additional comments before we open the call to your questions. On Friday, we announced that we had been notified by the New York Stock Exchange that we were no longer in compliance with their listing standards. Their corrective action program provides the company with 18 months in which to resolve the identified issues and we are fully committed to work with the New York Stock Exchange to bring this matter to a positive closure.

I'm also sure there is considerable curiosity about the CEO search the board has been engaged upon. The board has considered many excellent candidates and is close to a decision. I believe we'll have a new person on board in the near term who will come up to speed quickly and be capable of growing your investment and mine over the long term. I look forward to this transition.

Meanwhile, we continue to manage the company on the long-term path we think is most appropriate. As you can tell from our recent launch of Vision 2015, the company is not waiting for a new officer to arrive and get up to speed before taking the actions that will contribute to long-term value to our shareholders.

Lastly, I want to publicly welcome Roger Bailey to the Xerium board of directors. I've known Roger for several years as he managed ABB's paper industry segment serving the same customers that Xerium does. Roger brings many years of experience grappling with the same issues Xerium has before it.

His paper-related tenure will enable him to keep the many structural changes occurring in our industry in reasonable perspective while providing excellent counsel to the CEO when that person arrives. His global customer relationships will also bring value to Xerium.

While Roger has been a good source of information for me these past years, I believe he will quickly begin to contribute to Xerium in a more formal manner. I look forward to his board service and know he will be an excellent director.

Joe, we're ready for the first questions now.

Operator

Thank you. [Operator instructions]

Stephen Light

Joe, do we have any questions?

Operator

We have no questions at this time. [Operator instructions]. Okay, we do have your first question from from Adam Ritzer with Pressprich. Go ahead, please, your line is now open.

Adam Ritzer - Pressprich

Hi, how are you guys?

Stephen Light

Good morning.

Adam Ritzer - Pressprich

Just a couple of questions; I don't know if you listened in on one of your competitors calls recently but they also talked about the EU deteriorating so I think that's consistent. But one of the things they mentioned was potential large orders coming out of Europe on a seasonal basis in September, October, large contracts that are up. I was just wondering if you guys are seeing the same, if you could comment on that?

Stephen Light

Since the world of competition or the world of customers in Europe is finite, I'm sure they're referring to UPM, Stora Enso, the big French company, numerous others. We are involved in those competitions, as well.

Adam Ritzer - Pressprich

Okay, got it. And what about your CapEx? I know you spent about $7 million for the first half. You're guiding to $30 million for the year. Is there a reason it ramps up so much in the second half?

Stephen Light

Well, I think, Adam, there are a couple of comments. One is I think in our prepared remarks we said that we would be adjusting CapEx as we thought appropriate. CapEx is driven more toward the second half partially because of Vision 2015 and the CapEx requirements there, the arrival of new machinery, and we like to keep that cash as a toggle, if you will.

Adam Ritzer - Pressprich

Okay, so you're not definitely going to spend the $30 million, if it's $25 million or $20 million. Like you said, it's a toggle, so you're giving yourself some room to breathe, I guess.

Stephen Light

Absolutely.

Cliff Pietrafitta

That's true, and we also said in the press release that the timing of the $30 million would probably - there's a good chance that some of that spending will flop into the first quarter of '13 in addition to the point that Stephen made about the ability that we have to toggle back on the spending.

Stephen Light

In prior remarks, we have advised the investing community that it takes just under $16 million of annual maintenance. Some of that maintenance is related to facilities that will be potentially impacted by Vision 2015 and of course, there'd be no reason to put a new roof onto a plant that - or a new parking lot in a plant that you'd expect to close. So we are being very careful and judicious in how we commit our CapEx.

Adam Ritzer - Pressprich

Okay, and I think when you and I had chatted, you had mentioned something like 20% of plants potentially being closed, which would be about six plants. Looks like you've already talked about two of those. What is the timing on the rest of that? Is that something we might hear by year end or does this go out sometime into 2013?

Stephen Light

I don't recall providing a specific figure. Vision 2015 is a 3.5 year process or 3.5 year program. It is very complicated as indicated in the prepared remarks, once again. Local laws stipulate that you work with local workers' councils, with their unions prior to committing the direction of the outcome.

We have announced that we're working with the facilities or employee representatives at our French roll plant, which is outside of Lyon and with our press felt plant just outside of Buenos Aires. Those are the only two programs that are publicly announced. As more programs are engaged or activities are finalized, and as we are engaged with the involved work forces, those will become public.

Adam Ritzer - Pressprich

Okay, got it. So I guess really, in a nutshell, it's all about Europe, is that how you guys look at it?

Stephen Light

Well, I think we see the drag on the business as Europe today. I would turn that around and make that a positive and say that the most recent CEPI, and that's the Confederation of European Paper Industries, which are the - it's the association of paper producers - provides a monthly chart showing tonnage of production. And every month since November of last year the tonnage has increased. Now, it went way down in November of last year, almost to the lowest point of the 2009 recession. So it's got quite a ways to climb back up. But there is a steady increase in the monthly tonnage, primarily driven by packaging materials, certainly not newsprint or printing and writing, but we see Europe beginning to come back.

We're trying to be cautious, recognizing that we were probably overly optimistic in reading those signs in Q1. But the real focus I think is Vision 2015, the new products, and the really good work that's happening to make the plants so much more efficient.

We have generated 20% of additional capacity really without CapEx. We've done that by improving yield, by the new product focus, and this new product focus should not be lost on people.

While we, as an engineering organization, like to talk about the whiz bang toys, these new products reduce the cost of making paper. And that's what the paper guys are all about. So that's why you see the acceptance as high as it is. I mean 58% of our revenue is coming from products we didn't sell five years ago.

Adam Ritzer - Pressprich

Right, okay. I think that's great. I appreciate it, and I'll get back in line. Thank you.

Stephen Light

Thank you.

Operator

Thank you for your question. Your next question comes from the line of Mark Tobin. Go ahead please, your line's now open.

Mark Tobin - Roth Capital Partners

Hi, thanks for taking my questions.

Stephen Light

Sure, Mark.

Mark Tobin - Roth Capital Partners

Looking at your gross margins, you had a nice rebound from the last couple of sequential quarters. Can you give us a sense of the different levers that can move those around and I guess I know you don't provide guidance, but maybe somewhat of an outlook for a range for your gross margins?

Stephen Light

Well, we certainly - you're absolutely right, we don't provide guidance. But the levers of course our head count, personnel expenses, overtime, the number of setups that we have to do, how much turbulence there is in the factories and how much time the factories spend actually producing product. Yield improvement is a very big deal to us, and also mix, and I'll come back to my theme of new products.

As more and more of our production is new product driven, we get greater standardization inside the factories, we reduce our setup times. The new products have higher margins and help improve our pricing, as well as the resulting costs inside the plant. So, it's those kinds of levers.

But the focus on trade working capital has been pretty relentless since 2008, when we came up with the concept of trapped cash, and that is also contributing materially to the bottom line.

Our lead times today are as low or lower than they have been in the prior five years. We believe that our lead times and our ability to deliver product to customers is shorter than any of our competitors, our products are higher performing than most of our competitor products, not all, but most, and we think that gives us very good leverage in the market.

Certainly the data that we look at, which is not public, but deals with market share, would suggest that the customers are voting with their purchase orders and we like how that's going.

Mark Tobin - Roth Capital Partners

That's helpful. I guess to follow on that theme, what are you seeing from a competitive standpoint, particularly on the pricing side? Have you been able to leverage the new products, able to maintain your pricing?

Stephen Light

We are seeing stability and maturity in the market, unlike behaviors that predated the late 2008 recession. We don't see unusual or what we might consider fire sale kind of pricing going on, and certainly we're not doing that. We are steadily recognizing in our product pricing, the value of the product that we deliver.

Mark Tobin - Roth Capital Partners

Okay. And then one final one for Cliff. What tax rate is it safe to expect on a quarterly run rate basis?

Cliff Pietrafitta

It's really hard to pin that down because the mix between those areas where we have loss companies that have NOLs where we get no tax benefit, and the mix of the tax-paying areas. I can say that the reason for the decline in this quarter from last year's second quarter is because we had a greater mix of profits in those non-tax paying areas where we have NOLs and less income in tax paying areas, which clearly there's some - Europe does impact that because we do pay taxes in Europe.

So I think going forward, as long as Europe stays weak, we would expect that the effective tax rate would be lower and we would hope that as it comes back, again, we can improve performance in those non-tax paying jurisdictions and drive that rate down over time.

Mark Tobin - Roth Capital Partners

Okay, that's helpful. I'll jump back in the queue. Thank you.

Stephen Light

Thank you, Mark.

Operator

Thank you for your question. Your next question comes from the line of John Pace from Stone Harbor. Go ahead, please.

John Pace - Stone Harbor Investments

Thanks guys. Just a quick question, I think at the end of the first quarter, you had given some color around your thoughts for the second half of the year, and you had said then you thought it would be much better than the first half. You were correct on the 2Q being better than 1Q, but it sounds like you're backing away from that view, from some of the statements you've made. Is there any sort of color or guidance you can give around that at this point?

Stephen Light

John, I think you're absolutely right that our view of the second half is less optimistic than it was when we spoke at the end of the first quarter. It's very difficult for us to speculate or forecast what the European common market might do. I suppose if we were accurate at doing that, we'd all be very rich and not working here today.

We are optimistic about the continuing strength in Asia, we're optimistic about South America, we're frankly a little concerned about North America. The most recent government GDP numbers don't warm us up, but we are seeing very good market share performance in North America, which is offsetting what is a stable market, I think.

The ballgame for us is going to be Europe and you will know as much about that as we because we're following it daily and I'm sure you are also.

We are - to loop back, yes, we are less optimistic about Europe's recovery in the second half. We've structured and sized the business for that. Vision 2015 is aimed right at that, and I think we're well positioned to perform in the second half.

John Pace - Stone Harbor Investments

So as we look into the second half, from the first half, particularly from 2Q, I mean from your orders it looks like we're moving sideways. If we are indeed moving sideways would the $25 million of EBITDA be good baseline to start with and how we look at that?

Stephen Light

You're asking us to give guidance, and we just can't do that.

John Pace - Stone Harbor Investments

Okay, I'm just trying to feel you out on that.

Stephen Light

Good try.

John Pace - Stone Harbor Investments

I do my best. Anyway guys, good quarter, and thanks a lot and I appreciate your answering my questions.

Stephen Light

Thank you.

Operator

Thank you for your question. Your next question comes the line of Swaraj Chowdhury from Dalton Investments. Go ahead, please, your line's now open.

Swaraj Chowdhury - Dalton Investments

Hi. So of $33.6 million cash at the end of the second quarter, how much of it is in North America and how much of it is in outside?

Cliff Pietrafitta

Cash is fairly well distributed across the globe. I would say that we have major operations all over, so the float that we have generally is around $25 million and that's spread fairly evenly across our sales base. The incremental amounts I would say would be in the U.S.

Swaraj Chowdhury - Dalton Investments

Okay, okay, and I'm trying to estimate your cash needs in a year. So it looks like you are talking about $30 million of CapEx. Interest expense is about $40 million, so that makes it $70 million. And you still have close to $80 million of under-funded pension. What about pension contribution? How much do you see in the coming year, how much you have to fund?

Cliff Pietrafitta

Pension contribution will be up slightly from 2011, due to the fact that the discount rate has gone down. I would say if you added $2 million to last year's funding that would probably be a good number.

Swaraj Chowdhury - Dalton Investments

Okay. And any other cash need that is - I mean, either in terms of working capital, taxes, or anything for 2012?

Cliff Pietrafitta

No, I think we're making a major effort to reduce working capital across the business and we're certainly keeping an eye on our capital expenditures, and I think that if anything the $30 million will probably be below that this year due to timing as well as just kind of really scrutinizing that spending, but the focus here is on improving EBITDA and generating cash for debt pay down.

Swaraj Chowdhury - Dalton Investments

My last question is on your Vision 2015. I have not followed it in the past much. It talks about $35 million of investment over the next three and a half years. What is the benefit of it? How much cost savings are we going to achieve finally? What are the other benefits of it?

Cliff Pietrafitta

The annual run rate of savings that we've disclosed is about $20 million annually once the full program is implemented.

Swaraj Chowdhury - Dalton Investments

So that will be after 2015 or it will start to accrue even before that?

Cliff Pietrafitta

I would say after the program is over in three and a half years, yes.

Stephen Light

We will start to have some benefits recognized actually in '13.

Cliff Pietrafitta

Absolutely.

Swaraj Chowdhury - Dalton Investments

Okay. Thank you so much.

Operator

Your next question comes from the line of Richard Kus from Jefferies.

Richard Kus - Jefferies

Hi Stephen, hi Cliff. On working capital you had mentioned that you guys had a pretty strong focus on that and you have done a pretty good job over the last few quarters. Do you expect continued reductions there or are you guys at a pretty good level at this point?

Stephen Light

Well there's what we call $39 million or what we recognize as $39.6 million of trapped cash. That is the amount of cash on the balance sheet higher than what we would have if we had six turns, 75 payable days, and 50 receivable days, so today we had, or in Q2 we reported 4.4 inventory turns.

While 4.4 is a whole lot better than it was in 2008 when it was 1.8, six is the goal and we are making actually in our plants, we are making what I would consider to be almost remarkable progress in reducing work in process inventory.

The remaining opportunity in inventories for trade working capital reduction are two and one of course is yarns. As we begin to convert our major raw materials to consignment with our primary suppliers participating in that, that's going to help quite a lot. And then finished goods, and primarily our finished goods inventory relate to consignment inventories or transactions that are called make and hold that are essentially a consignment inventory where we guarantee to a customer delivery within a finite period of time shorter than we can produce it. As our build cycle time goes down, the number of pieces that we have to hold in that make and hold also goes down.

The company has been steadily reducing its consignment inventories. We are about half of where we were three years ago. Customers of course want that. We are able in general to negotiate out of those as we take a focus on a customer by customer basis. Our single largest consignment agreement has been… Let me phrase it this way. The termination of our single largest consignment agreement has been agreed to with the customer. We will transition that out before the end of the calendar year and so the largest pool of consignment inventory will have gone away.

On the raw material side, primarily yarns, the best way to cut that down of course beside consignment is to reduce what we pay for it so that the value of the spools of inventory is lower. As noted in the remarks, we have rebuilt… Maybe I should phrase it this way. We have constructed a new global purchasing organization inside the business whose number one focus, and it is a laser focus, is on the procurement of yarns. We spend almost $40 million a year buying yarns and that represents a terrific opportunity for working capital reduction.

So yes, there is more to come out of trade working capital. I will share with you, however, that we know that our trade working capital is the best of all of the companies we compete against. We have that through association data. I can't tell you the exact numbers and I can't tell you which association it is, but we have an absolutely conclusively that we are far and away better than any of our competition in the area of trade working capital management.

Richard Kus - Jefferies

Great. Lastly, just to touch on the European environment one more time, have you guys seen it to continue to deteriorate here or has it really stabilized down at this lower level?

Stephen Light

I think it's spotty and you have to go in and look at individual grades. The packaging producers are starting to increase production as I mentioned. They've come up off the floor, which was November of 2011. The printing and writing is not doing very well. Newsprint is doing better than it did but newsprint is a relatively small segment now in Europe. Last year newsprint was constrained by the value of the euro relative to the Canadian dollar and quite a lot of newsprint was being exported from Canada into Europe.

Tissue is stable. Specialty papers are not doing that well in Europe, although they are pretty small. The big drivers are packaging and printing and writing. Printing and writing is declining, packaging is going up. So it really depends on who your customer is to determine what the company's operating environment is and how those particular customers are faring in their markets.

Richard Kus - Jefferies

Great. Thanks a lot guys.

Operator

Your next question comes from John Koerber of Bennett Management.

John Koerber - Bennett Management

Congratulations on your quarter because it certainly shows some rebound from the first quarter. I note that in your segment earnings over the last 12 months, roll covers has been more profitable on a margin basis than clothing. Is that a function of where the customer is or that more roll covers is in Asia rather than Europe, because that kind of reverses a historic relationship?

Stephen Light

We have been successful in rapidly growing our Asian roll business. We have two facilities on the ground in Asia today. Last year we introduced the repair of a product we call spreader rolls, which is about 20% of the roll business that we do. We introduced or built a facility inside one of our factories to do that work in China and it has taken off quite successfully and that is a contributor to the improvement in rolls.

One other point I think I'd make about that is that we are more capable of throttling back expenses in the rolls side than we are on the clothing side. As the plants tend to be older, there isn't as much CapEx in there and slightly over half the plants are in North America where we have a lot more labor flexibility than we do we'll say in Europe.

John Koerber - Bennett Management

Okay. Thank you.

Operator

Your next question comes from Thomas Howard of UBS.

Thomas Howard - UBS

Most of my questions have been answered. Most of this will be confirmatory. I just saw in the Q that the cash at the parent and the guarantors is $7 million. It says the undrawn revolver available is $16 million and a bit. Does that sound right? So your total U.S. liquidity is something like $23 [million]?

Cliff Pietrafitta

Yes.

Thomas Howard - UBS

Could you comment on the covenant amendment process? It seemed like you got off pretty easy, didn't have to pay a big fee and the rate didn't go up that much. Can you talk about that process and how difficult or easy it was to get those changes implemented?

Stephen Light

We have maintained a steady and positive relationship with our lenders. I don't think the lenders were at all surprised and came to them and said here's the situation: we're trying to support a major customer or a major company restructuring that will have the benefit of improving your credit quality. What we're concerned about is Europe and can you give us some relief so that we can stay focused on executing this three and a half year program rather than looking over our shoulder every day? Can we adjust this plan, can we make this investment relative to the leverage covenant?

We had close to 100% of the lenders agree. It was a process that frankly was very well managed by our syndicate lead and that's Citibank. We are pleased that it went the way it did and appreciate your comments recognizing that. It's always a nail biter. You never know what's going to happen, but given that the company's approach has been to try to be as transparent as possible with all its constituents, I would say that I don't think that any of the lenders were surprised that we were coming to them.

Thomas Howard - UBS

It probably doesn't hurt that you've already repaid $17 million or $18 million of the debt this year. And just to confirm another comment that was made, you said the pension fund would be similar to the last couple years as something like $9 million to $10 million. Does that sound like the right ballpark?

Cliff Pietrafitta

I think $9 million-ish is probably the right number.

Thomas Howard - UBS

That's all I had. Thank you.

Operator

Thank you for your questions. There are no further questions.

Stephen Light

Ladies and gentlemen, thank you very much for your attention and for the excellent questions. The company looks forward to making its next earnings presentation in about three months. Good day.

Operator

Ladies and gentlemen, that concludes your conference call for today. You may disconnect. Thank you and have a good day.